Exhibit 99.1

For Immediate Release

MRI Interventions, Inc. Announces Uplisting to NYSE American

Stock Will Trade Under Its Existing Symbol ‘MRIC’ Starting July 3, 2019

IRVINE, Calif., June 28, 2019 – MRI Interventions, Inc. (OTCQB: MRIC) (the “Company”) today announced that its common stock has been approved for listing on the NYSE American. The Company’s stock will begin trading on the NYSE American exchange under its current symbol, “MRIC,” at the open of trading on July 3, 2019. The Company’s common stock will continue to trade on the OTCQB until the close of the market on July 2, 2019.

Joseph Burnett, the Company’s President and CEO commented, “Our uplist to the NYSE American represents a powerful financial and cultural milestone for the Company. Our foundation in terms of people, partnerships, products and now capital continues to get stronger and stronger. We are pleased that our performance and our balance sheet enabled us to meet the necessary standards to trade on the NYSE American, and in-turn, to gain access to potential institutional investors who have liked our story and our commitment to patients, but have not been able to participate in the past due to their own internal controls and charters focused on listed companies. We welcome the opportunity to highlight our vision and our progress to a much broader audience.”

About MRI Interventions, Inc.

Building on the imaging power of magnetic resonance imaging (“MRI”), MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain. The ClearPoint Neuro Navigation System, which has received 510(k) clearance and is CE marked, utilizes a hospital’s existing diagnostic or intraoperative MRI suite to enable a range of minimally invasive procedures in the brain. For more information, please visit www.mriinterventions.com.

Note on Forward-Looking Statements

Statements herein concerning the Company’s plans, growth and strategies may include forward-looking statements within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, including without limitation, the anticipated performance of the Company’s common stock on the NYSE American and the expected benefits to the Company’s shareholders as a result from listing on the NYSE American, are forward-looking statements within the meaning of these laws. Uncertainties and risks may cause the Company’s actual results to differ materially from those expressed in or implied by forward-looking statements. Particular uncertainties and risks include those relating to: future revenues from sales of the Company’s ClearPoint Neuro Navigation System products; the Company’s ability to market, commercialize and achieve broader market acceptance for the Company’s ClearPoint Neuro Navigation System products; and estimates regarding the sufficiency of the Company’s cash resources. More detailed information on these and additional factors that could affect the Company’s actual results are described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2019, both of which have been filed with the Securities and Exchange Commission.

For More Information

MRI Interventions, Inc.

Matt Kreps
Darrow Associates Investor Relations
(214) 597-8200
mkreps@darrowir.com

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